WEST MARINE, INC. EXECUTIVE OFFICER SEVERANCE PLAN
 AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 19, 2016

Preamble
West Marine, Inc. has established this Amended and Restated Executive Officer Severance Plan (the "Plan") with the intention of providing Severance Benefits to a select group of Eligible Executives if their employment with the Company is terminated under the circumstances described in this Plan. The Plan was initially adopted effective as of March 16, 2011, was subsequently amended effective December 5, 2013 and December 2, 2014, and is subsequently amended and restated in the form herein effective as of December 19, 2016 ("Effective Date"). As a result, this Plan is an amendment and restatement of such prior plan or practices governing severance pay and therefore supersedes such prior plans or practices; provided that this Plan shall apply to Eligible Executives employed by the Company as of or after the Effective Date and shall not apply to Participants who terminated employment with the Company prior to the Effective Date. Additionally, in the event any Eligible Executive is eligible for severance or similar benefits under a Prior Agreement with the Company, the purpose of this Plan is to offer severance benefits that replace any severance benefits that may be provided under those Prior Agreements with the consent of the Eligible Executive. Accordingly, as of the Effective Date, Eligible Executives who consent to participate in this Plan and who agree to waive all right or entitlement to severance benefits under a Prior Agreement will no longer be entitled to any severance pay or benefits under the terms of such Prior Agreement, and this Plan will be the only source of severance pay and benefits thereafter (subject to the eligibility requirements and other restrictions herein). Eligible Executives who do not consent to participate in this Plan, shall be paid severance solely under the terms of their Prior Agreement.
The Plan is intended to be a "top-hat" welfare benefit plan under ERISA and an unfunded plan under the Code. This document constitutes both the Plan document and the summary plan description and shall be distributed to Eligible Executives in this form. Capitalized terms and phrases used herein shall have the meaning ascribed in Article 1.
ARTICLE 1

 DEFINITIONS
The following definitions shall apply to this Plan unless the context requires otherwise:
1.1 Administration Committee. A committee comprised of the Company's then current Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Human Resources; provided that if any of such individual(s) is/are the person(s) affected by a decision to be made by the Administration Committee, such person(s) shall abstain from such decision-making; and further provided that if after such abstention a majority of the Administration Committee is not present to make such decision, then the CLDC shall either appoint such other Company officer(s) to take the place of the abstaining Committee members or the CLDC may make the decision itself for the matter at issue.

1.

1.2 Affiliate. Any entity, including any successor or new entity, directly or indirectly, controlled by, controlling or under common control with West Marine, Inc. or any successor to West Marine, Inc.
1.3 Base Salary. The Participant's rate of base salary in effect on his or her Termination Date, as reflected in the Company's payroll records or, if higher, the rate of base salary immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive or equity compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional or variable compensation, but shall include amounts reduced pursuant to a Participant's salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.
1.4 Board. The Board of Directors of the Company.
1.5 Cause. The Company shall have Cause to terminate an Eligible Executive's employment, if the Eligible Executive:
1.5.1	Has breached any material obligation to the Company or its Affiliates that is or could reasonably be expected to result in material harm to the Company; or
1.5.2	Has violated any significant Company policy; or
1.5.3	Has violated any of the Company's operating and/or financial/accounting procedures which results in a material loss to the Company; or
1.5.4	Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any felony, or to any misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement); or
1.5.5	Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any offense involving fraud, dishonesty, breach of trust or money laundering; or
1.5.6
Has engaged in dishonesty, embezzlement, misappropriation or fraud in connection with the business of the Company, or has stolen property or opportunities of the Company, or has assaulted or battered an Associate or Director of the Company; or

1.5.7
Has failed substantially to perform his or her assigned duties with the Company (other than a failure resulting from the Eligible Executive's incapacity due to physical or mental illness or from the assignment to the Eligible Executive of duties that would constitute Good Reason); or

1.5.8	Has engaged in willful malfeasance, illegal conduct, gross negligence or misconduct demonstrably injurious to the Company.
1.5.9
Notwithstanding anything to the contrary contained in this Section 1.5, the Company shall not have Cause to terminate an Eligible Executive for Cause under Section 1.5.1, 1.5.2, 1.5.7 or 1.5.8 unless and until: (a) the Company has delivered to the Eligible Executive within sixty (60) days of the Administration Committee having actual knowledge of the event(s) giving rise to such alleged Cause, a Notice of Termination in accordance with Section 1.29 of the Plan signed by the Chief Executive Officer (or by a member of the CLDC if the Eligible Executive is the Chief Executive Officer), setting forth the Company's intention to terminate his or her employment for Cause; and (b) the Eligible Executive has failed to cure the alleged failure, if capable of cure, within ten (10) business days following receipt of such notice. For purposes of this definition, in determining whether an act or failure to act on the part of the Eligible Executive shall be considered "willful," the Administration Committee (or the CLDC, as applicable) may consider whether such act or failure to act was done, or omitted to be done, by the Eligible Executive in bad faith or without reasonable belief that the Eligible Executive's action or omission was in the best interests of the Company.

2.

1.6 Change in Control. A Change in Control for purposes of this Plan has the same meaning as a "Change in Control" as defined in the Omnibus Equity Incentive Plan, except that for purposes of this Plan, Section 2.6(a) of the Omnibus Equity Incentive Plan is hereby modified to delete the phrase "unless such acquisition has been approved in advance by the Board" at the end thereof. In all cases, a Change in Control shall not occur under this Section 1.6 until the closing of the transaction giving rise to the Change in Control event.
1.7 Change in Control Bonus. A Participant's annual target cash performance bonus opportunity relating to the fiscal year in which a Change in Control occurs, as determined under an agreement between the Participant and the Company, or under any written bonus plan, program or arrangement approved by the CLDC or the Board.
1.8 Change in Control Termination. A termination event described in Section 2.1.2 of the Plan.
1.9 CLDC. The Compensation and Leadership Development Committee of the Company's Board (or any successor committee thereto responsible for the oversight of executive compensation, including this Plan).
1.10 COBRA. The Consolidated Omnibus Reconciliation Act of 1985, as amended from time to time, and any successor statute thereto.
1.11 Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.
1.12 Code Section 409A. Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder, as amended from time to time, and any successor statute thereto.
1.13 Confidentiality Agreement. A written agreement of the Participant to use his or her best efforts and utmost diligence to guard and protect, and to retain in confidence, any secret or confidential information known to him or her relating to the Company and its businesses, which shall have been obtained by the Participant during his or her employment by the Company, except (i) to the extent such secret or confidential information becomes public knowledge (other than by acts of the Participant or a representative of the Participant), (ii) with the prior written consent of the Company, or (iii) as may otherwise be required by law or legal process.

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1.14 Company. Collectively, West Marine, Inc., its subsidiaries and/or any successor to any such entity.
1.15 Delay Period. The period commencing on the Participant's Termination Date until the earlier of (a) the six (6)-month anniversary of such Termination Date, or (b) the date of the Participant's death.
1.16 Disability. A physical or mental infirmity which impairs the Eligible Executive's ability to substantially perform his or her duties with the Company for one hundred and twenty (120) consecutive days, or one hundred and twenty (120) business days out of any twelve (12) month period.
1.17 Effective Date. The Plan, as amended and restated, shall be effective as of December 19, 2016.
1.18 Eligible Executive. The following Company officers who are employed on a full-time basis in the United States: Chief Executive Officer, Executive Vice President, Senior Vice President or Vice President and any other member of a select group of management or highly compensated employees of the Company designated in writing by the CLDC or the Board to participate in the Plan.
1.19 Equity Awards. All outstanding stock-based awards granted to each Participant including, but not limited to, stock options, restricted stock awards, restricted stock units, stock appreciation rights or similar awards, whether time vested or performance-based awards.
1.20 Equity Vesting. The benefit set forth in Section 3.4 of this Plan.
1.21 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto.
1.22 Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
1.23 Excluded Termination. The Termination of an Eligible Executive's employment with the Company as a result of his or her death, Disability, Termination for Cause by the Company, or voluntary termination by the Eligible Executive without Good Reason.
1.24 Good Reason. The occurrence of any of the following events without the Eligible Executive's express written consent:
1.24.1
A material and adverse change to the Eligible Executive's title, position or responsibilities (excluding reporting responsibilities) from his or her title, position or responsibilities in effect immediately prior thereto, except in connection with an Excluded Termination or temporary illness or other absence (it being understood further that a change in title, position or responsibilities that results from the Company no longer having publicly-traded securities will not, without more, be deemed to be material); or

4.

1.24.2
A reduction in the Eligible Executive's Base Salary by more than ten (10%) percent, other than in connection with a reduction of ten (10%) percent or more applicable to all or substantially all of the Company's senior management; or

1.24.3
A relocation of the principal offices of the Company to which the Eligible Executive reports to a location more than fifty (50) miles from its current location, excluding (i) any Eligible Executive who was not previously assigned to a principal location, and (ii) required travel on the Company's business; or

1.24.4	The Company requests that the Eligible Executive engage or participate in any unlawful act; or
1.24.5	The failure of any successor to the Company to assume the Plan.
1.24.6
Notwithstanding anything to the contrary contained in this Section 1.24, an Eligible Executive shall not have Good Reason, and shall not be deemed a Participant entitled to any Severance Benefits, unless and until: (a) the Eligible Executive has delivered to the Company within sixty (60) days after the event(s) giving rise to such alleged Good Reason, a Notice of Termination in accordance with Section 1.29 of the Plan signed by the Eligible Executive, setting forth the Eligible Executive's intention to terminate his or her employment for Good Reason; (b) the Company is given thirty (30) days in which to investigate the allegations made by the Eligible Executive ("Investigation Period"), provided that during such Investigation Period the Company, at its sole election, may suspend the Eligible Executive's employment with pay; (c) the Company has failed to cure the alleged failure within thirty (30) days following the expiration of the Investigation Period (the "Cure Period"); and (d) the Eligible Executive has a Termination within thirty (30) days after the last day of the Cure Period.

1.25 Non-Change in Control Bonus. A Participant's average of the most recent three (3) year aggregate annual cash performance bonuses actually paid to such Participant, or, if the Participant has been employed for fewer than three (3) years, the average of the most recent three (3) year aggregate annual cash performance bonuses paid by the Company to executives who are similarly situated to the Participant or any other amount determined by the CLDC or the Board in its discretion.
1.26 Non-Change in Control Termination. A termination event described in Section 2.1.1 of the Plan.
1.27 Omnibus Equity Incentive Plan. The West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan adopted by the Board on April 26, 2016 and approved by the Company's stockholders on May 26, 2016, as the same may be amended from time to time.
1.28 Outplacement Services. The benefit set forth in Section 3.5 of the Plan.
1.29 Notice of Termination. A written notice delivered by the Company to an Eligible Executive, or by the Eligible Executive to the Company, as applicable, which: (i) indicates the
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specific termination provision(s) relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision so indicated; and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be no more than thirty (30) days after giving of such notice or such longer period as may be required in the case of a Termination for Good Reason as provided in Section 1.24 of the Plan). The failure by the Eligible Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Eligible Executive or the Company, respectively, hereunder, or preclude the Eligible Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Eligible Executive's or the Company's rights hereunder. A Notice of Termination shall be provided by hand delivery, or registered or certified mail, return receipt requested, postage prepaid, to the last known home address of the Eligible Executive or to the address of the principal office of the Company, as applicable, with a copy to the General Counsel.
1.30 Participant. An Eligible Executive who becomes eligible for Severance Benefits under this Plan.
1.30 Participant. An Eligible Executive who becomes eligible for Severance Benefits under this Plan.
1.31 Plan. This Amended and Restated West Marine Executive Officer Severance Plan, as amended from time to time.
1.32 Post Change in Control Period. A period equal to twenty-four (24) months following the occurrence of a Change in Control event.
1.33 Prior Agreement. Any existing employment or termination agreement, program or plan between the Company and an Eligible Executive that provides for any form of separation payment or severance benefit upon a termination of employment.
1.34 Pro-Rata Bonus. The payment set forth in Section 3.2 of the Plan.
1.35 Release Agreement. A written agreement in a form provided by the Company by which a Participant releases any and all claims he or she might have against the Company and its agents in exchange for the Severance Benefits. The Release Agreement will be generally effective for any claims against the Company through the Termination Date, but will not cover any claims or appeal processes set forth in any tax-qualified retirement plan or fully-insured ERISA plan sponsored by the Company. The Release Agreement will not be valid unless it is signed and returned, and can no longer be revoked, by no later than the ninetieth day (90th) after the Eligible Executive's Termination Date or such earlier date as may be prescribed by the Company. The date that the Release Agreement becomes effective and can no longer be revoked is the "Release Effective Date." Notwithstanding the above, in any case where the period to consider execution of the Release Agreement spans two calendar years, then no payments under this Plan that are subject to Section 409A of the Code will begin or be made until the subsequent calendar year irrespective of the date the Release Agreement is signed and becomes effective. Failure to sign and return the Release Agreement within the prescribed period will result in an Eligible Executive being ineligible to be a Participant or receive Severance Benefits under the Plan.

6.

1.36 Severance Benefits. As applicable, the Severance Payment, the Continued Health Coverage, the Pro Rata Bonus, the Equity Vesting and the Outplacement Services.
1.37 Severance Payment. The applicable cash payment set forth in Section 3.1 below.
1.38 Specified Employee. A Participant who, as of his or her Termination Date, is deemed to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time in accordance therewith, or if none, the default methodology set forth therein.
1.39 Termination. The termination of employment from the Company or its Affiliate of an Eligible Executive.
1.40 Termination Date. The last day of active employment as a result of a Termination Without Cause. For these purposes, a Participant will be deemed to have terminated on the last day of employment at 5:00 p.m. in the Participant's time zone. To the extent the Severance Benefits constitute "deferred compensation" under Code Section 409A, the Termination Date shall be not later than the date the Eligible Executive has a "Separation from Service," as defined in Code Section 409A.
1.41 Termination Without Cause. The Company's Termination of an Eligible Executive's employment for any reason, or the Eligible Executive's Termination for Good Reason, whether such Termination is a Change in Control Termination or a Non-Change in Control Termination. Notwithstanding the foregoing, an Excluded Termination is not a Termination Without Cause.
ARTICLE 2

 ELIGIBILITY
2.1 An Eligible Executive will become a Participant entitled to Severance Benefits under Article 3 only if:
2.1.1	at any time prior to a Change in Control, a Termination Without Cause of his or her employment with the Company or any of its Affiliates occurs (a "Non-Change in Control Termination"); or
2.1.2
at any time commencing on the date of a Change in Control and continuing for the Post Change in Control Period, a Termination Without Cause of his or her employment with the Company or any of its Affiliates occurs (a "Change in Control Termination").

2.2 An Eligible Executive shall not become a Participant, and shall not become entitled to Severance Benefits, if the Eligible Executive's Termination is a result of an Excluded Termination. Once an Eligible Executive becomes a Participant and is entitled to Severance Benefits after a Termination Without Cause, the Participant or their designated beneficiary or estate under Section 6.18 will continue to receive such Severance Benefits upon their subsequent Disability or death, subject to Section 6.12.

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ARTICLE 3

 SEVERANCE BENEFITS
3.1 Severance Payment. If an Eligible Executive becomes a Participant entitled to receive benefits pursuant to Article 2 above, the Company shall pay to the Participant the following cash Severance Payment:
3.1.1
Non-Change in Control Termination. In the event of a Non-Change in Control Termination, the Company shall pay the Participant an amount in cash equal to the sum of the Participant's (i) annual Base Salary, plus (ii) the Non-Change in Control Bonus, provided that with respect to a Participant with the title of: (a) "Chief Executive Officer," such sum shall be multiplied by one and one-half (1 and 1⁄2) times; (b) "Executive Vice President" or "Senior Vice President," such sum shall be multiplied by one (1) time; and (c) "Vice President," or any other Participant title, such sum shall be multiplied by one-half (1/2) times.

3.1.2
Change in Control Termination. In the event of a Change in Control Termination, the Company shall pay the Participant an amount in cash equal to the sum of the Participant's (i) annual Base Salary, plus (ii) the Change in Control Bonus, provided that with respect to a Participant with the title of: (a) "Chief Executive Officer," such sum shall be multiplied by two (2) times; (b) "Executive Vice President," such sum shall be multiplied by one and one-half (1 and 1⁄2) times; (c) "Senior Vice President" or "Vice President," such sum shall be multiplied by one (1) time; or any other Participant title, such sum shall be multiplied by one-half (1/2) times.

3.2 Annual Pro Rata Bonus.
3.2.1
Change in Control Termination. In the event of a Change in Control Termination, the Company shall pay the Participant a cash Pro Rata Bonus, which is the amount equal to the product of (i) the Participant's target annual performance bonus opportunity (the annual target bonus that is scheduled to be paid to the Participant as established by the CLDC or the Board) for the fiscal year in which such Change in Control Termination occurs, multiplied by (ii) the "Pro Rata Fraction." The Pro Rata Fraction is a fraction, where the numerator is the number of days that the Participant is employed by the Company during the applicable performance period, and the denominator is 365.

3.2.2
Non-Change in Control Termination. In the event of a Non-Change in Control Termination, the Participant shall be paid a Pro Rata Bonus, which is an amount equal to the product of (i) the amount of the Participant's annual performance bonus that otherwise would have been paid to the Participant had he or she remained employed by the Company through the payment date for such bonus, based on the Company's actual performance for the fiscal year in which the Termination occurred (all as determined by the Company and which may be zero), multiplied by (ii) the Pro Rata Fraction (as defined above).

8.

The Severance Payment under Sections 3.1.1 or 3.1.2, and the Pro Rata Bonus under Section 3.2.1 shall be paid in a lump sum on the Company's first regularly scheduled payroll date occurring after the Release Effective Date. The Pro Rata Bonus under Section 3.2.2 shall be paid in a lump sum on the same date that the Company pays annual performance bonuses to its executive officers for the fiscal year at issue, or, if later, the Release Effective Date. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent required by Code Section 409A, in the event of a Termination Without Cause, payment of the Severance Payment and the Pro Rata Bonus under Sections 3.1 and 3.2 shall be subject to the Delay Period as provided in Section 3.9.2 hereof.
3.3 Continued Health Coverage.
3.3.1
During the period set forth in Section 3.3.2 below with respect to each Participant (or, if shorter, for the period during which a Participant is entitled to COBRA benefits) (the "Continuation Period"), and subject to a Participant's timely election pursuant to COBRA and continued eligibility for COBRA coverage, the Company will pay the cost of continued coverage for medical, dental, optical, and mental health benefits (collectively, "Medical Benefits") for Participant and his or her eligible dependents pursuant to COBRA to the extent COBRA coverage is available, under the Company's then current group health plans in which the Participant participated immediately prior to the Participant's date of Termination Without Cause. Following the Continuation Period, the Participant (or, if applicable, the Participant's qualified beneficiaries under COBRA) shall be entitled to such continued coverage, if any, on a full self-pay basis to the extent eligible under COBRA.

3.3.2
For purposes of this Plan, the term for which the Medical Benefits are to be provided to the applicable Participant is as follows (or, if shorter, the maximum allowable period of coverage under COBRA):

(a)     In the event of a Change in Control Termination:
(i)      Eighteen (18) months for the Chief Executive Officer and Executive Vice Presidents; and
(ii)     Twelve (12) months for Senior Vice Presidents, Vice Presidents and other Participants covered under this Plan.
(b)     In the event of a Non-Change in Control Termination:
(i)     Eighteen (18) months for the Chief Executive Officer;
(ii)     Twelve (12) months for Executive Vice Presidents and Senior Vice Presidents; and
(iii)     Six (6) months for Vice Presidents and other Participants covered under this Plan.
3.3.3
Notwithstanding anything to the contrary in this Section 3.3, if providing Medical Benefits during the Continuation Period would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the "PPACA"), as amended from time to time or any successor statute thereto, the Company shall reform this Section 3.3 in a manner as is necessary to comply with the PPACA.

9.

3.4 Equity Vesting.
3.4.1
Equity Vesting Upon a Change in Control and Failure to Continue, Assume or Substitute Awards.  Notwithstanding whether the Participant has incurred a Termination, any Equity Awards held by a Participant (or any person to whom such Equity Awards have been transferred) that are outstanding immediately prior to a Change in Control, and which are not continued, assumed, or substituted for by the Company or the acquiring or surviving entity in such Change in Control, and which will therefore no longer remain in effect after the closing of the Change in Control, shall be credited with vesting as follows:

(a)     Equity Awards where the only remaining vesting yet to be completed at the effective time of the Change in Control is time-based vesting will fully vest at the effective time of such Change in Control; and
(b)     Equity Awards which are subject to any performance-based vesting will be treated as follows:
(i)     If the performance goals have been completed and determined as of the effective time of a Change in Control, vesting of the actual number of shares or units covered by such Equity Awards that were earned based on achieving such performance goals shall be treated as set forth in subsection 3.4.1(a) above; and
(ii)     If the performance goals have not yet been completed and determined at the effective time of a Change in Control:
(A)     The performance goals established by the CLDC or the Board for those Equity Awards will be treated as if such goals had been achieved at "target" (i.e., at the target level of performance established by the CLDC or the Board) in order to calculate a number of units or shares subject to the Equity Awards that are eligible to vest ("Change in Control Eligible Shares"); and
(B)     Those Change in Control Eligible Shares will fully vest at the effective time of such Change in Control.
3.4.2
Equity Vesting Upon a Termination Without Cause. In the event that a Participant's employment with the Company is terminated as a result of a Termination Without Cause, all Equity Awards granted to the Participant prior to the Participant's Termination Date that are outstanding as of such Termination Date, shall be treated as follows:

(a)     Change in Control Termination. In the event of a Change in Control Termination (in which an Equity Award has been continued, assumed, or substituted for by the Company, an acquiror or the surviving entity):
(i)     If the Participant is Terminated Without Cause at any time from and after the date of the Change in Control through the Post Change in Control Period, any then outstanding Equity Awards that were outstanding as of the date of the Change in Control shall be treated as follows:

10.

(A)     All unvested stock options where the only remaining vesting yet to be completed at the time of Termination is time-based vesting shall fully vest and the Participant shall be entitled to exercise such vested stock options in accordance with the terms of the applicable stock option award agreement, which generally allow him or her to exercise vested options for a ninety (90) day period following the Termination Date and at the end of such ninety (90) days, any unexercised vested stock options automatically are forfeited; and
(B)     All unvested restricted stock units or other Equity Awards (other than stock options referenced in subparagraph (A) immediately above) where the only remaining vesting yet to be completed at the time of Termination is time-based vesting, if any, shall fully vest and will be settled by no later than the Release Effective Date; and
(C)     All unvested restricted stock units or other Equity Awards which are subject to any performance-based vesting will be treated as follows:
(1)  If the performance goals have been completed and determined as of the time of Termination, the actual number of shares or units covered by such Equity Awards that were earned based on achieving such performance goals will fully vest and will be settled by no later than the Release Effective Date; and
(2) If the performance goals have not yet been completed and determined at the time of Termination:
(I) The performance goals established by the CLDC or the Board for those Equity Awards will be treated as if such goals had been achieved at "target" (i.e., at the target level of performance established by the CLDC or the Board) in order to calculate a number of restricted stock units or shares that are eligible to vest ("Change in Control Termination Eligible Shares"); and
(II) Those Change in Control Termination Eligible Shares will fully vest and will be settled by no later than the Release Effective Date.
(ii)     For the avoidance of doubt, this Section 3.4.1(b)(ii)(B) shall apply to any Equity Awards that, in connection with a Change in Control, are granted as replacement of the Equity Awards held by the Participant immediately prior to the Change in Control.
(b)     Non-Change in Control Termination.  In the event of a Non-Change in Control Termination, any Equity Awards outstanding immediately prior to the date of Participant's Termination Without Cause, shall be treated as follows as of the Termination Date:
(i)     All unvested Equity Awards that were granted within six (6) months prior to the Participant's Termination Date automatically shall be forfeited; and

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(ii)     All unvested Equity Awards that are not forfeited under Section 3.4.2(b)(i) above, if any, where the only remaining vesting yet to be completed at the time of Termination is time-based vesting, and that otherwise would have vested within twelve (12) months following a Participant's Termination Date, shall fully vest (and, for clarity, the portion of any such Equity Awards that would have vested after such 12-month period will terminate and be forfeited). The Participant shall be entitled to exercise all vested stock options in accordance with the terms of the applicable stock option award agreement, which generally allow him or her to exercise vested options for a ninety (90) day period following the date of Termination Without Cause. At the end of such ninety (90) days, any unexercised vested stock options automatically are forfeited; and
(iii)     All unvested Equity Awards that are not forfeited under Section 3.4.2(b)(i) above, and which are subject to any performance-based vesting will be treated as follows:
(A)     If the performance goals have been completed and determined as of the time of Termination, the Board or CLDC will (aa) first, determine the actual number of shares or units covered by such Equity Awards that were earned based on achieving such performance goals (the "Earned Eligible Shares"), and (bb) vest a "Pro Rata Portion" (as defined below) of those Earned Eligible Shares.
(B)     If the performance goals have not yet been completed and determined as of the time of Termination, then the Board or CLDC will wait until the end of the performance period applicable to those Equity Awards in order to determine whether and to what extent the actual performance goals established by the CLDC or the Board for those Equity Awards have been met, and will: (aa) first, calculate a number of units or shares that are eligible to vest based on achievement of the actual performance goals ("Delayed Eligible Shares"); and (bb) second, vest a Pro Rata Portion of those Delayed Eligible Shares. If the Equity Plan or any individual award agreement provides that an unvested Equity Award will expire and lapse upon termination of employment, then the provisions of this Section 3.4.2(b)(iii)(B) will instead control and any unvested Equity Award subject to this Section 3.4.2(b)(iii)(B) will remain in effect for so long as is necessary for the Board or CLDC to determine if and to what extent the performance goals have been achieved, and thereafter, if still unvested, will expire and be forfeited.  In no event, however, will any Equity Award that is scheduled to expire upon termination of employment survive and continue in effect beyond the original term of the Equity Award.
The "Pro Rata Portion" of a performance-based Equity Award is determined by multiplying the number of Earned Eligible Shares or Delayed Eligible Shares, as applicable, by a fraction, where the numerator is the number of days that the Participant is employed by the Company since the Grant Date (as set forth in the grant notice or individual agreement for the Equity Award) of the Equity Award, and the denominator is the total number of days to complete the entire vesting schedule of the Equity Award.
All vested Equity Awards under this Section 3.4 will be settled in accordance with the terms of the Omnibus Equity Incentive Plan, or any other equity plan or agreements under which an Equity Award was granted.  Notwithstanding any provision in this Plan, no accelerated vesting of an Equity Award will occur before the Release Effective Date to the extent a Release is required by the Company.
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3.5 Outplacement Services. The Outplacement Services under this Section shall apply in the event of either a Non-Change in Control Termination or a Change in Control Termination. The Company will assist the Participant for a period of one year from the date of the Participant's Termination Date in the search for new employment by directly paying the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged for by the Company in an amount not to exceed $20,000.
3.6 Death of a Participant. All Severance Benefits provided under this Plan shall be paid in accordance with Section 6.18 of the Plan upon the death of the Participant occurring after a Termination resulting in Severance Benefits.
3.7 Re-employment During Severance Period. In the event a Participant is re-employed by the Company during any period that Severance Benefits under this Plan are being made, the Company will terminate the Severance Benefits as of the date of re-employment.
3.8 Tax Withholding. The Company shall be entitled to reduce the Severance Benefits and other payments for applicable payroll withholding, but the Participant shall be responsible for the payment of all federal, state and local taxes due and owing in connection with any Severance Benefits.
3.9 Code Section 409A.
3.9.1
General. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the Severance Benefits hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

3.9.2
Separation from Service; Delay Period for Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" as defined in Code Section 409A. If a Participant is deemed on the Termination Date to be a Specified Employee, then with regard to any payment that is specified as subject to this Section, such payment shall not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Company payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

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3.9.3
Separate Payments and No Participant Discretion. For purposes of Code Section 409A, the Participant's right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the Termination Date"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

3.10 Code Section 280G.
3.10.1
In the event it is determined pursuant to Section 3.10.2 below, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan in connection with the Participant's termination of employment following a Change in Control or under any other plan, arrangement or agreement in connection therewith (each a "Payment"), constitutes a "parachute payment" (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times the Participant's "base amount," as defined in Section 280G(b)(3) of the Code (the "Participant Base Amount") and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).

3.10.2
Any determination that a Payment constitutes a parachute payment and any calculation described in this Section 3.10 ("determination") shall be made by an independent public accounting firm selected by the Company, and may, at the Company's election, be made prior to termination of the Participant's employment where the Company determines that a Change in Control is imminent. Such determination shall be furnished in writing no later than thirty (30) days following the date of the Change in Control. If the Participant does not agree with such determination, the Participant may give notice to the Company within ten (10) days of receipt of the determination from the accountants and, within fifteen (15) days thereafter, accountants of the Participant's choice must deliver to the Company their determination that in their judgment the Payment complies with the Code. If the two accountants cannot agree upon the amount to be paid to the Participant within ten days of the delivery of the statement of the Participant's accountants to the Company, the two accountants shall choose a third accountant who shall deliver their determination of the appropriate amount to be paid to the Participant pursuant to this Section, which determination shall be final. If the final determination provides for the payment of a greater amount than that proposed by the accountants of the Company, then the Company shall pay all of the Participant's costs incurred in contesting such determination and all other costs incurred by the Company with respect to such determination. However, if the determination of the accountants of the Company is supported by the third accountant, the Participant shall pay all reasonable costs incurred by both the Company and the Participant with respect to the determination.

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3.10.3
If the final determination made pursuant to Section 3.10.2 above results in a reduction of the Payments that would otherwise be paid to the Participant except for the application of Section 3.10.1, the Equity Vesting shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 3.10.1, then, to the extent necessary pursuant to Section 3.10.1, the Severance Payment shall be reduced, and, finally, to the extent necessary pursuant to Section 3.10.1, the Continued Health Coverage shall be reduced. Within (10) ten days following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and shall promptly pay to or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

3.10.4
As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 3.10.1 (an "Overpayment") or that additional payments which are not made by the Company pursuant to Section 3.10.1 above should have been made (an "Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant to the extent permitted by law, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this Section 3.10 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void to the extent required by such Act. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

3.11 No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan, and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. Except if and to the extent set forth herein or as otherwise required under Section 6.12 below, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant. In the event of the Participant's breach of any provision hereunder, the Company shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

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3.12 Release and Other Required Agreements. Any Severance Benefits payable or to be provided pursuant to the Plan and other payments shall be conditioned upon the Participant's execution and non-revocation, within ninety (90) days following the effective date of the Participant's Termination Date, or such shorter period specified by the Company, of the Company's standard form release in effect at such time (with such changes thereon as are legally necessary at the time of execution to make it enforceable, including, but not limited to the addition of any federal, state or local laws) (the "Release Agreement"). The Company shall provide the Release Agreement to the Participant within seven (7) days following the date of the Participant's Termination Date. The Participant will be required to sign the Release Agreement within the applicable period specified in the Release Agreement and not revoke it within the time period set forth therein. Additionally, Participant agrees to enter into a Confidentiality Agreement in form and substance satisfactory to the Company. As part of the Release Agreement, the Participant will agree not to disparage the Company, any Affiliates or any representatives of the Company or its Affiliates, and will further agree that, for a period of time determined by the Company, he or she will not directly or indirectly hire, manage, solicit or recruit any employees or associates of the Company or any Affiliate.
3.13 Cooperation. By accepting the Severance Benefits under the Plan, subject to the Participant's other commitments, the Participant agrees to be reasonably available to cooperate with the Company and provide information as to matters which the Participant was personally involved, or on which the Participant has information, during the Participant's employment with the Company and which are or become the subject of litigation or other dispute.
ARTICLE 4

 ADMINISTRATION COMMITTEE
4.1 Powers of the Administration Committee. The Administration Committee has absolute discretionary authority to make all decisions under this Plan, including:
4.1.1	To adopt rules of procedure (including distribution procedures) necessary for the administration of the Plan, provided the rules are not inconsistent with the terms of the Plan;
4.1.2	To interpret and enforce all provisions of the Plan;
4.1.3
To determine all questions with respect to rights of Participants under the Plan, including but not limited to rights of eligibility of a Participant to participate in the Plan, and the amounts of Severance Benefits;

4.1.4	To review and render decisions with respect to a claim for (or denial of a claim for) Severance Benefits under the Plan;
4.1.5	To furnish the Company with information which the Company may require for applicable reporting and disclosure provisions of state and Federal laws, including tax, securities or other purposes;
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4.1.6
To engage the service of counsel (who may, if appropriate, be counsel for the Company), accountants (who may, if appropriate, be accountants for the Company) and other third parties whom it may deem advisable to assist it with the performance of its duties hereunder;

4.1.7	To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan; and
4.1.8	To report, as appropriate, to the Company and/or the CLDC on the operation and status of the Plan.
4.2 Decisions of the Administration Committee. All decisions of the Administration Committee are final, binding and conclusive.
ARTICLE 5

 COMPANY ADMINISTRATIVE PROVISIONS
5.1 Amendment or Termination. The Plan may be amended or terminated by the CLDC at any time and from time to time when, in its sole and absolute discretion, such amendment or termination is necessary or desirable, provided that in no event shall any amendment, except for amendments pursuant to Sections 3.9 and/or 3.10, reduce the Severance Benefits provided hereunder, nor shall any Plan termination be effective prior to one (1) year after the Company provides written notice to the Participant that it wishes to amend or terminate this Plan and the nature of the amendments, if applicable, and further provided, that the Company shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control, or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until two (2) years after the occurrence of a Change in Control, provided that all Severance Benefits under the Plan have been paid. All exercises of power by the CLDC or the Board hereunder shall be final, conclusive and binding on all interested parties. In addition, the Administration Committee may amend the Plan to comply with changes in relevant laws, to provide for more efficient administration or other changes it deems appropriate as long as the changes do not materially increase the obligation or liabilities of the Company. No such termination or amendment of this Plan shall adversely affect any of the Severance Benefits to any Participant who is receiving Severance Benefits at the time of such amendment or termination.
5.2 No Vested Right. No Eligible Executive shall have a vested right to Severance Benefits unless and until the Administration Committee has approved him or her as a Participant.
5.3 Claim Procedure.
5.3.1
In General. If a Participant's written claim for Severance Benefits is denied, the Company will furnish written notice of denial to the Participant making the claim (the "Claimant") within sixty (60) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed sixty (60) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial sixty (60) day review period. If the Company does not provide written notice within such time period, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

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5.3.2
Denial Notice. The notice of denial to the Claimant shall state: (i) the specific reasons for the denial; (ii) specific references to pertinent provisions of the Plan upon which the denial was based; (iii) a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and (iv) a statement that the Claimant may request a review, upon written application to the Administration Committee, submitted to the Administration Committee within ninety (90) days after the Claimant receives notice of denial of benefits. The notice of denial of benefits shall identify the name and address of the Administrator to which the Claimant may forward an appeal. The notice may state that failure to appeal the action to the Administration Committee in writing within the ninety (90) day period will render the determination final, binding and conclusive.

5.4 Appeal Procedure. If the Claimant appeals to the Administration Committee, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent to the appeal. The Administration Committee shall examine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances. The Administration Committee shall advise the Claimant in writing of: (i) its decision on appeal; (ii) the specific reasons for the decision; and (iii) the specific provisions of the Plan upon which the decision is based. Notice of the Administration Committee's decision shall be given within sixty (60) days of the Claimant's written request for review, unless additional time is required due to special circumstances. In no event shall the Administration Committee render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review.
5.5 Arbitration. In the event that a dispute arises concerning the administration, interpretation or enforcement of this Plan (including eligibility for or the amount of benefits and any other matter) that has not been resolved through the claim and appeals procedure, then to the maximum extent permitted by applicable law, including the Federal Arbitration Act, such dispute shall be resolved exclusively by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. To the maximum extent permitted by applicable law, (i) this arbitration proceeding shall be in lieu of any relief available through the courts (state or federal), (ii) each party specifically waives any right to jury trial, and (iii) each party agrees that each dispute resolution proceeding shall relate solely to the facts involving a single individual. With respect to the review of any claim denied (in whole or in part) during the administrative procedure, the arbitrators shall, in accordance with federal law, defer to the interpretation of the Plan by the Administrative Committee, so long as there is a rational basis for such interpretation, and shall limit the facts under review to those in the administrative record presented to the Administrative Committee. The decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of a writ for its collection. The Company shall bear the costs of the arbitrators, as well as the administrative fees for the arbitration, and each party shall bear his/her/its own attorneys' fees incurred in connection with such arbitration proceeding, provided that the arbitrator's award may include an award of costs, including attorney's fees. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than arbitrator(s)), and the determination thereof, unless otherwise required by law.

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5.6 LIMITATIONS. ALL CLAIMANTS MUST EXHAUST THE CLAIMS AND APPEAL PROCEDURES SET FORTH SECTIONS 5.3 AND 5.4 ABOVE BEFORE BEING ENTITLED TO FILE FOR AN ARBITRATION PROCEEDING UNDER SECTION 5.5. THE RIGHT TO BRING SUCH AN ARBITRATION PROCEEDING REGARDING A CLAIM DENIAL WILL LAPSE ON THE FIRST ANNIVERSARY OF THE DATE OF THE DENIAL FROM THE ADMINISTRATION COMMITTEE.
ARTICLE 6

 MISCELLANEOUS PROVISIONS
6.1 Governing Law. To the extent not preempted by ERISA, the terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California (without regard to the choice of laws rules thereof), including all matters of construction, validity and performance.
6.2 Spendthrift Clause. Severance Benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. The Company shall not be liable in any manner for, or subject to, the debts, contacts, liabilities, engagements or torts of any person entitled to any Severance Benefits under the Plan. No benefit, payment or distribution under this Plan, or right to receive such a benefit, payment or distribution shall be subject either to the claim of any creditor of a Participant or to attachment, garnishment, levy (other than Federal tax levy under Section 6331 of the Code), execution or other legal or equitable process by any creditor of such person.
6.3 Employment at Will. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company, nor limit the right of the Company, to discipline, discharge or otherwise deal with any Eligible Executive without regard to the existence of the Plan.
6.4 Unfunded. The Plan shall at all times be entirely unfunded for the purposes of ERISA and the Code, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Benefits under the Plan, and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Moreover, if the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

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6.5 Indemnification. The Company shall indemnify each member of the CLDC, the Board and the Administration Committee, and each employee of the Company to whom the CLDC, the Board or the Administrative Committee delegates any duty or authority under this Plan, for any liability, assessment, loss, expense, or other cost of any kind or description whatsoever, including all reasonable legal fees and expenses, actually incurred by such individual on account of any action, allegation or proceeding, actual or threatened, which arises as a result of being a member of the CLDC, the Board and/or the Administration Committee or being delegated a responsibility under the Plan, provided such action, allegation or proceeding does not arise as a result of the individual's own gross negligence, willful misconduct or lack of good faith. The indemnity shall survive the termination of the member's (i) term on the CLDC, the Board and/or the Administration Committee, and (ii) employment with the Company.
6.6 Savings Clause. In the event that any one or more of the terms, conditions, provisions, or any part thereof, contained in this Plan, or the application thereof to any person or circumstance, shall for any reason, in any respect, or to any extent be held to be invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of such term, condition or provision, or any other provision of this Plan, or the application thereof, and the Plan shall be construed as if such invalid, illegal or unenforceable term, condition or provision had never been part of the Plan.
6.7 Successors. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company" as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.
6.8 Retention of Professional Assistance. The Administration Committee, the Board or the CLDC may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.
6.9 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee in any other capacity or to interfere with the Company's right to discharge him or her at any time for any reason whatsoever.
6.10 Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

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6.11 Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Company to the Participant upon such terms and conditions as the Committee may prescribe.
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6.12 Clawback. Amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted and/or amended from time to time) established by the Company, the CLDC or the Board providing for clawback or recovery of certain amounts that were paid to the Participant pursuant to this Plan. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with such policy and any applicable law or regulation.
6.13 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
6.14 Non-Employment. The Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.
6.15 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
6.16 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
6.17 Communications. All announcements, notices and other communications regarding the Plan will be made by the Company in writing.
6.18 Designation of Beneficiaries. This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the beneficiary or beneficiaries designated by the Participant in writing to the Company. If the Participant has not named a beneficiary, then such amounts shall be paid to the Participant's devisee, legatee, or other designee, or if there is no such designee, to the Participant's estate.
6.19 Coordination with the Omnibus Equity Incentive Plan. In the event of any conflict or inconsistency between this Plan and the Omnibus Equity Incentive Plan with respect to a Participant's Equity Awards, this Plan will supersede the terms of the Omnibus Equity Incentive Plan and will control, unless the Company, the CLDC or the Board provides otherwise.
Pursuant to the authority delegated to me by the CLDC, this Plan, as amended and restated, is hereby adopted effective as of the Effective Date:

/s/ Matthew L. Hyde
Matthew L. Hyde, CEO & President
________________________________________________________________________________________________________
Reviewed and Approved, as Amended and Restated, by the Compensation & Leadership Development Committee: December 19, 2016.

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